  Exhibit 99.1

BK Technologies Announces FY 2020 Revenue of $44.1 Million up 10% Year-Over-Year;
Q4 Revenue of $10.6 Million Up 43% Year-Over-Year; Operating Income of $0.9 Million
Improves by $3.3 Million Year-over-Year

WEST MELBOURNE, FL / ACCESSWIRE / March 3, 2021 / BK Technologies Corporation (NYSE American: BKTI) today announced financial and operating results for the fourth quarter and year ended December 31, 2020. The Company will host a conference call tomorrow, March 4, 2021 at 9:00AM eastern time.

Tim Vitou, BK's President, commented, "We had a strong fourth quarter and full year 2020 performance. Revenue grew 10% to $44.1 million for FY 2020. On a quarterly basis, Q4 revenue grew 43% and we generated an operating profit of $0.9 million. Operating margins were 8.4%, a substantial improvement, compared with a 32.4% loss for last year’s fourth quarter. Our gross profit margins and key metrics continued to benefit from revenue growth and new products, combined with our restructuring and the related expense reductions.”

Mr. Vitou continued, “We also drove strong performance in liquidity and cash flow. Lower inventory levels positively impacted our cash flow, which was $2.2 million for the year. Inventory was down by $4.1 million at the end of 2020, compared to the end of 2019. We expect that trend of effective inventory management to continue improving as the new BKR product line becomes a larger component of our overall business. Finally, we closed the current year with $13.3 million in cash and receivables, compared to $8.6 million at the end of 2019.”

Mr. Vitou concluded, " Looking ahead at 2021, we are focused on growing revenue and profits through increased sales of existing products, having a full year of sales of our new BKR 5000 that was introduced in October, and generating revenue from our multi-band BKR 9000, expected to launch in mid-year, which expands our total addressable market and improves our gross profit margin profile.”

Q4 2020 and Recent Operational Highlights

Received an order totaling approximately $1.1 million from an agency of the state of Tennessee for BK's new BKR 5000 Digital P-25 portable communications technology.

Received an order totaling approximately $1.5 million dollars from a public safety agency of the U.S. Department of the Interior (DoI). The order is for BK's Digital P-25 KNG2-Series portable and KNG Series mobile communications technology, with related accessories.

Announced the market introduction of the BKR 5000 portable communication technology: the first model in the new BKR Series of APCO Project 25 products and solutions.

Fourth Quarter 2020 Financial Highlights

Revenue increased to approximately $10.6 million, compared with approximately $7.4 million for the fourth quarter last year.

Operating income increased to approximately $0.9 million compared with an operating loss of approximately $2.4 million for the fourth quarter last year.

Net income increased to approximately $1.1 million, or $0.08 per basic and diluted share, compared with a net loss of approximately $(1.3) million, or $(0.10) per basic and diluted share, for the fourth quarter last year.

Full Year 2020 Highlights

Revenue increased to approximately $44.1 million, compared with approximately $40.1 million last year.

Operating income for the year increased to approximately $1.0 million, compared with an operating loss of approximately $4.4 million last year.

Net income for the year ended December 31, 2020 increased to approximately $248,000, or $0.02 per basic and diluted share, compared with a net loss of approximately $2.6 million, or $0.21 per basic and diluted share, last year.

Working capital totaled approximately $15.1 million, of which $13.3 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital totaling approximately $14.5 million at 2019 year-end, which included $8.6 million of cash, cash equivalents and trade receivables. During 2020, we paid four quarterly dividends of $0.02 per share, utilizing cash of approximately $1.0 million.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, on Thursday, March 4, 2021. Shareholders and other interested parties may participate in the conference call by dialing 888-506-0062; entry code 712978 (international participants dial 973-528-0011; entry code 712978) and asking to be connected to the “BK Technologies Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on March 4, 2021. The call will also be webcast at http://www.bktechnologies.com. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.bktechnologies.com.

A replay of the conference call will be available one hour after the completion of the call until March 11, 2021 by dialing 877-481-4010 PIN# 40001 (international participants dial 919-882-2331 PIN# 40001).

About BK Technologies

BK Technologies Corporation is an American holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification, American-made communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve our public safety heroes with reliable equipment when every moment counts. The Company's common stock trades on the NYSE American market under the symbol "BKTI". Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, include, among others, the following: changes or advances in technology; the success of our product lines; successful introduction of new products and technologies, including our ability to successfully develop and sell our anticipated new multiband product and other related products in the planned new BKR Series product line; competition; general economic and business conditions, including federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, and the ongoing effects of the COVID-19 pandemic; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and consummate, acquisition, disposition or investment transactions, and risks incumbent to being a noncontrolling interest stockholder in a corporation; the impact of the COVID-19 pandemic on the companies in which we hold investments; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; rising health care costs; our business with manufacturers located in other countries, including changes in the U.S. Government and foreign governments' trade and tariff policies, as well as any further impact resulting from the COVID-19 pandemic; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results and stock price; acts of war or terrorism, natural disasters and other catastrophic events, such as the COVID-19 pandemic; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE American listing; risks related to being a holding company; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and in the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Company Contact:

Hayden IR
James Carbonara
james@haydenir.com
(646)-755-7412

# # #
(Financial Tables to Follow)

BK TECHNOLOGIES CORPORATION
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Sales, net	$10,553	$7,357	$44,139	$40,100

Expenses:
Cost of products	5,892	4,950	26,055	24,449
Selling, general and administrative expenses	3,771	4,789	17,036	20,036
Total expenses	9,663	9,739	43,091	44,485

Operating income (loss)	890	(2,382)	1,048	(4,385)

Other income (expense):
Net interest (expense) income	(5)	16	(8)	150
Gain (loss) on investment in securities	177	530	(620)	716
Other (expense) income	(25)	(6)	(169)	(104)
Total other income (expense)	147	540	(797)	762

Income (loss) before income taxes	1,037	(1,842)	251	(3,623)

Income tax benefit (expense)	27	533	(3)	987

Net income (loss)	$1,064	$(1,309)	$248	$(2,636)

Net income (loss) per share - basic	$0.08	$(0.10)	$0.02	$(0.21)
Net income (loss) per share - diluted	$0.08	$(0.10)	$0.02	$(0.21)

Weighted average common shares outstanding-basic	12,519	12,645	12,553	12,705
Weighted average common shares outstanding- diluted	12,533	12,645	12,561	12,705

BK TECHNOLOGIES CORPORATION
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$6,826	$4,676
Trade accounts receivable, net	6,466	3,964
Inventories, net	9,441	13,513
Prepaid expenses and other current assets	1,878	1,733
Total current assets	24,611	23,886

Property, plant and equipment, net	3,566	3,964
Right-of-use (ROU) asset	2,887	2,885
Investment in securities	2,014	2,635
Deferred tax assets, net	4,300	4,373
Other assets	112	197

Total assets	$37,490	$37,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,119	$5,310
Accrued compensation and related taxes	1,635	1,271
Accrued warranty expense	791	1,248
Accrued other expenses and other current liabilities	307	479
Dividends payable	250	252
Short-term lease liability	525	369
Note payable-current portion	82	78
Deferred revenue	757	369
Total current liabilities	9,466	9,376

Note payable, net of current portion	247	328
Long-term lease liability	2,702	2,606
Deferred revenue	2,551	2,354
Total liabilities	14,966	14,664

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares; none issued or outstanding	-	-
Common stock; $0.60 par value; 20,000,000 authorized shares;
13,962,366 and 13,929,381 issued, and 12,511,966 and 12,596,923
outstanding shares at December 31, 2020 and 2019, respectively	8,377	8,357
Additional paid-in capital	26,346	26,095
Accumulated deficit	(6,797)	(6,043)
Treasury Stock, at cost, 1,450,400 and 1,332,458 shares at
December 31, 2020 and 2019, respectively	(5,402)	(5,133)

Total stockholders' equity	22,524	23,276
Total liabilities and stockholders' equity	$37,490	$37,940